EXHIBIT 10.77
INDEMNIFICATION AND PLEDGE AGREEMENT
     THIS INDEMNIFICATION AND PLEDGE AGREEMENT (this “Agreement”) is made as of January 15, 2009, by and between STEVEN M. MARIANO (the “Indemnitor”) and PATRIOT RISK MANAGEMENT, INC., a Delaware corporation (the “Company”).
     WHEREAS, the Company proposes to raise approximately $180 million in its initial public offering (“IPO”) of its common stock, par value $.001 per share (“Common Stock”) to be managed by a syndicate of underwriters for whom FBR Capital Markets, Inc. will act as sole bookrunner;
     WHEREAS, the Company has litigation pending involving Progressive Employer Services, LLC, Westwind Holding Company, LLC and related entities (together “PES”) pursuant to which the Company is seeking to recover approximately $8.3 million in accrued premiums receivable that the Company contends is owed by PES;
     WHEREAS, PES has litigation pending against the Company pursuant to which PES is seeking to recover specified amounts under various agreements between PES and the Company that PES believes are owed to PES by the Company;
     WHEREAS, if the Company is unable to recover from PES any of the $8.3 million premiums receivable, plus an additional $2.2 million that the Company has offset against the premiums receivable through the exercise of a call option, the Company would recognize a pretax loss in the amount of such unrecovered amounts, plus any amounts due PES pursuant to its litigation against the Company and associated legal costs;
     WHEREAS, to facilitate the consummation of the Company’s IPO and to mitigate against a post-IPO diminution in per share book value resulting from a loss relating to the PES litigation, the Company and the Indemnitor have determined that the terms of the indemnity set forth in this Agreement are desirable in order for the Company to successfully consummate the IPO and are in the best interests of the Company and its stockholders; and
     WHEREAS, the effectiveness of this Agreement is subject to approval by a majority of the Company’s stockholders (other than the Indemnitor) and the consummation of the IPO.
     NOW, THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:
     1. Definitions. In this Agreement, the following terms have the meanings specified or referred to in this Section 1 and shall be equally applicable to both the singular and plural forms. Any agreement referred to below shall mean such agreement as amended, supplemented and modified from time to time to the extent permitted by the applicable provisions thereof and by this Agreement.

     “Affiliate” means, with respect to any Person, any other Person which directly or indirectly through one or more intermediaries is controlled by such Person. For purposes of this definition, control of a Person means the ownership of, directly or indirectly, fifty percent (50%) or more of the voting securities of such Person.
     “Agreement” means this Indemnification and Pledge Agreement, including all amendments, modifications and supplements and any exhibits or schedules, and shall refer to this Agreement as the same may be in effect at the time such reference becomes operative.
     “Change of Control” means the occurrence of any of the following events:
     (a) the date any one person, or more than one Person acting as a group, acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition by such Person(s)) ownership of Common Stock possessing 51% or more of the total voting power of the Common Stock;
     (b) individuals who constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any Person becoming a director subsequent to the Effective Date whose election or nomination for election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be, for purposes of this clause (ii) considered as though such Person were a member of the Incumbent Board;
     (c) any consolidation or merger to which the Company is a party, if following such consolidation or merger, stockholders of the Company immediately prior to such consolidation or merger shall not beneficially own securities representing at least 51% of the combined voting power of the outstanding voting securities of the surviving or continuing corporation; or
     (d) any sale, lease, exchange or other transfer (in one transaction or in a series of related transactions) of all, or substantially all, of the assets of the Company, other than to an entity (or entities) of which the Company or the stockholders of the Company immediately prior to such transaction beneficially own securities representing at least 51% of the combined voting power of the outstanding voting securities.
     “Common Stock” means the Common Stock, par value $0.001 per share, of the Company.
     “Company Group Member” means the Company and its Affiliates and their respective directors, officers, employees, agents, attorneys and consultants and their successors and assigns.
     “Covered Litigation” means the specific lawsuits listed on Exhibit A attached hereto, including any and all cross-claims or counter-claims that have or may in the future arise in such litigation and any additional litigation that arises asserting claims that were raised or that could have been raised in the litigation listed on Exhibit A.
     “Effective Date” means the date of the closing of the Company’s IPO.

     “Encumbrance” means any lien (including any Tax lien), charge, security interest, mortgage, pledge, or similar encumbrance and any option to purchase or sell, conditional sale or other title retention agreement.
     “Event of Default” means the material breach of any representation made by Indemnitor, any failure to make a payment or any other material breach of this Agreement.
     “Final Resolution” means execution of a written settlement agreement or determination by the final and non-appealable determination of the relevant court and collection of any amounts owed to the Company pursuant to such settlement or determination, provided, that if all amounts owed to the Company are not collected after a period of Twelve (12) months following such settlement or determination, a final resolution shall have been deemed to occur.
     “GAAP” means United States generally accepted accounting principles which are applicable as at the date on which any calculation made hereunder is to be effective or as at the date of any financial statements referred to herein applied on a basis consistent with past periods.
     “Legal Expenses” means any and all fees and expenses incurred on or after December 1, 2009, paid or payable to third-parties by the Company and its Affiliates and arising from the Covered Litigation, including, without limitation, court filing fees, court costs, arbitration fees or costs, witness fees, and reasonable fees and disbursements of legal counsel, paralegals, investigators, expert witnesses, accountants and other professionals.
     “Litigation Losses” means the pre-tax amount of any Losses incurred by the Company and its Affiliates arising from or as a result of the Covered Litigation, taking fully into account the effect of the creation or increase in any reserve, any write down or write off of all or any portion of the value of any asset carried on the books of the Company and its Affiliates as of Effective Date, all determined in accordance with GAAP.
     “Losses” means any and all losses, obligations, liabilities, settlement payments, awards, judgments, fines, damages, deficiencies (together with interest and penalties thereon, if any), write offs, write downs, required reserves, required increases in reserves or other charges of any kind.
     “Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization or Governmental Body.
     “Pledged Collateral” means:
     (a) the Pledged Shares and the certificates representing the Pledged Shares, whether now or hereafter existing;
     (b) all payments, income, dividends (whether in cash, stock or property), liquidating dividends, distributions, cash, instruments, securities of any issuer (including, without limitation, any warrants, options or rights to acquire any such securities), and other property or proceeds from time to time received, receivable or otherwise distributed or to be distributed in respect of or in exchange for any or all of the Pledged Shares; and

     (c) all rights, rights to payments, claims, causes of action and interests (but no obligations or liabilities) of Indemnitor as against any Person arising or granted to Indemnitor with respect to the Pledged Shares, together with all collateral and other security (including, without limitation, security agreements, pledge agreements, guaranties, letters of credit and deposits) which may now or hereafter secure any of the foregoing.
     “Pledged Shares” means the shares of Common Stock listed on Exhibit B attached hereto.
     “Special Litigation Committee” means the committee of the Board of Directors of the Company established to oversee the conduct of the Covered Litigation and to approve any proposed settlement of any lawsuit included in the Covered Litigation. The Special Litigation Committee shall consist of the members of the Audit Committee of the Board of Directors and Indemnitor, although Indemnitor shall be a non-voting member of the Special Litigation Committee. As a non-voting member, Indemnitor shall be entitled to notice of and to participate in meetings of the Special Litigation Committee, subject to the prerogative of the Special Litigation Committee to meet in executive session at which only the full voting members are present.
     “Tax” means all federal, state, local, municipal, territorial or foreign or other taxes, or similar items, assessed or imposed against the Company or its Affiliates, including all income, capital gains, sales, excise, use, property, capital, goods and services, business transfer, value added, unemployment compensation, social security, payroll or other withholding, privilege, franchise, license and school taxes and custom and import duties and includes all interest, fines and penalties with respect thereto and any liability of the Company for the payment of any amounts of the types described above as a result of any express or implied obligation to indemnify, assume or succeed to the liability of any other Persons or arising as a result of being or ceasing to be a member of an affiliated group or being included or required to be included in any tax return related thereto or arising under any tax sharing or other agreement with respect thereto.
     “Tax Benefit” means the amount of reduction in Taxes paid by the Company as a result of incurring Legal Expenses and Litigation Losses including the value of any deferred tax asset created.
     “Termination Date” shall mean the date of the occurrence of a Change in Control or fifteen (15) days after the date upon which there is a Final Resolution of all of the Covered Litigation.
     2. Effectiveness and Delivery of Pledged Shares. This Agreement shall become effective on the Effective Date and if the Effective date has not occurred on or prior to March 31, 2010, this Agreement shall terminate and be of no further force and effect. On the Effective Date, the Indemnitor shall deliver to the Company certificates representing all of the Pledged Shares and duly executed instruments of transfer and assignment in blank with respect to the Pledged Shares. The Pledged Shares and any other Pledged Collateral shall serve as security for payment and satisfaction of the obligations of Indemnitor under Section 3 of this Agreement. The Indemnitor hereby pledges and collaterally assigns to the Company and grants to the Company a first priority continuing security interest in all of the Pledged Collateral to secure the obligations of Indemnitor under this Agreement. The Indemnitor represents and warrants to the Company that he is the sole owner of the Pledged Shares and that he owns and will continue to own (until the termination of this Agreement) the Pledged Shares free and clear of any Encumbrances, except for the security interest granted to the Company under this Agreement.
     3. Indemnification. Subject to the limitations in Section 4, the Indemnitor shall indemnify and hold harmless the Company from and against any and all Litigation Losses and Legal Expenses incurred by the Company or any Company Group Member in connection with or arising from the Covered Litigation less the amount of any Tax Benefit arising from such Litigation Losses and Legal Expenses. All material decisions regarding the conduct and settlement of the Covered Litigation shall be made by the Special Litigation Committee.
     4. Limitation on Indemnification.
     (a) The maximum amount of Litigation Losses for which the Indemnitor shall be liable in the aggregate under this Agreement is $6,900,000.
     (b) Any indemnification obligation of the Indemnitor under this Agreement may be satisfied by transfer to the Company of Pledged Collateral at the option of Indemnitor. In the event the Pledged Collateral is insufficient to satisfy the obligations of Indemnitor under the Agreement, the excess amount shall be paid by Indemnitor in cash or in such other consideration as the Company and Indemnitor may agree, subject to the limitations set forth in this Section 4.
     (c) Notwithstanding anything in this Agreement to the contrary, the amount of any Indemnification Claim shall be reduced by any recoveries which the Company or any of its Affiliates actually receive under insurance policies with respect to the Litigation Losses and Legal Expenses included in such Indemnification Claim.
     5. Indemnification Claims. Upon Final Resolution of any of the Covered Litigation, the Company may deliver to the Indemnitor from time to time, a written notice (an "Indemnification Notice”) setting forth a claim by the Company against the Indemnitor for indemnification of Litigation Losses and Legal Expenses arising from such Covered Litigation (an "Indemnification Claim”). The Indemnification Notice shall set forth the aggregate amount of such claim (the “Indemnification Amount”) and shall include reasonable detail regarding the Litigation Losses, Legal Expenses incurred and Tax Benefits. The Indemnification Claim shall be final and binding on the Indemnitor.
     6. Satisfaction of Indemnity Claim.
     (a) Upon delivery of an Indemnification Notice to the Indemnitor, Indemnitor shall have fourteen (14) days to either tender the Indemnification Amount to the Company in the form of a payment in cash or notify the Company that the Indemnitor consents to the transfer of the Pledged Shares in payment of the Indemnification Claim. If the Indemnitor elects to satisfy the Indemnification Claim through the transfer of Pledged Shares, the Company may transfer and convey to the Company Pledged Collateral to satisfy all or a portion of the Indemnification Claim. For such purpose the Common Stock will be valued at the Share Price. If the Indemnitor fails to respond to the Indemnification Notice as provided in this Section 6(a), an Event of Default shall be deemed to have occurred.

     (b) If an Event of Default occurs, then in addition to any rights set forth herein, the Company shall have all the rights and remedies of a secured creditor at law or in equity, including all rights provided for under the Uniform Commercial Code in effect at the time in the State of Florida and may transfer Pledged Collateral to the Company to satisfy all or a portion of the Indemnification Claim. For such purpose the Common Stock will be valued at the Share Price.
     7. Transfer of Pledged Collateral upon Termination. The Company shall release to the Indemnitor on the Termination Date, the remaining Pledged Collateral.
     8. Indemnitor’s Right to Additional Common Stock.
     (a) If the Final Resolution of all of the Covered Litigation results in aggregate net proceeds to the Company in an amount greater than $10,476,988, after taking into account all Legal Expenses incurred and cash or other proceeds actually collected by the Company (including any amounts previously collected from Indemnitor under this Agreement), then the Company shall issue to the Indemnitor cash or additional shares of Common Stock with a value equal to the amount of the increase divided by the Share Price, provided however, that as to shares of Common Stock, the Company shall not be required to issue more than 500,000 shares of Common Stock to Indemnitor pursuant to this Section 8(a). Any Common Stock to be issued by the Company to the Indemnitor under this section shall be issued promptly after the Termination Date. Notwithstanding anything to the contrary herein, the Company shall have the right to pay any amounts due to Indemnitor under this Section 8(a) in cash.
     (b) If Indemnitor has previously made a payment with respect to the Final Resolution of any of the Covered Litigation, and subsequently the Company receives payment of any amounts provided for in the settlement or determination of such Covered Litigation that were not taken into account in the determination of Indemnitor’s payments hereunder, the Company shall pay such additional amounts collected over to the Indemnitor; provided that the Company shall not be obligated to make any payment under this Section unless the Indemnitor shall have satisfied all of his obligations under this Agreement.
     (c) The Company may deduct and withhold from any amounts payable to Indemnitor any and all amounts that are required to be deduced and withheld under applicable law, and such deducted amounts shall be treated for purposes of this Agreement as having been paid to Indemnitor in respect of amounts payable to the Indemnitor hereunder.
     9. Valuation of Pledged Shares. For purposes of this Agreement, the “Share Price” shall be determined by the price of the Common Stock at the average trading price reported by the principal exchange or system on which the Common Stock is listed determined on a volume-weighted basis for the thirty (30) trading days preceding the date that Pledged Shares are transferred to the Company in satisfaction of any Indemnification Claim or to date that Common Stock is issued to the Indemnitor pursuant to Section 8; provided that if the Common Stock is no longer actively traded on any exchange or system, then the Share Price shall be determined by an independent investment banking firm selected by the Company, provided that the firm selected shall be a firm of national reputation that is experienced in valuing insurance companies.

     10. Indemnitor’s Rights with Respect to Pledged Shares.
     (a) So long as no Event of Default has occurred, the Indemnitor shall have the right, at all times and from time to time, unless and until such Pledged Collateral is transferred, to vote with respect to the Pledged Collateral or any part thereof for all purposes not inconsistent with the provisions of this Agreement. If an Event of Default has occurred, the Company shall have the right to vote with respect to the Pledged Collateral.
     (b) All proceeds of the Pledged Shares or any other Pledged Collateral, including without limitation, dividends shall be retained by the Company as provided in this Agreement, provided that so long as no Event of Default has occurred, all ordinary cash dividends received on the Pledged Shares (except dividends in partial or complete redemption of the Pledged Shares) shall be paid over to the Indemnitor by the Company.
     11. Termination. This Agreement shall terminate upon the date of the earlier to occur of a (i) Change of Control or (ii) final determination of all claims and after all parties have satisfied their respective obligations herein. Upon such termination this Agreement shall have no further force and effect, except that the provisions of Sections 8(b) and (c), this Section 11 and , Section 12, and Sections 14 through 23 shall survive such termination. Termination of this Agreement shall not affect either party’s obligation to make any payments that are due and owing pursuant to the terms of this Agreement at the time of termination.
     12. Taxation of Dividends and Other Distributions. The parties hereby acknowledge that, for federal and state income tax purposes, any dividends or other distributions that may be made from time to time on the Pledged Collateral shall be income of the Indemnitor and reported, as and to the extent required by law, by the Company to the Internal Revenue Service, or any other taxing authority as income earned by the Indemnitor whether or not said income has been distributed during such year. The parties further acknowledge and agree that any taxes payable from the income earned on the investment of any other Pledged Collateral shall be paid by the Indemnitor. The Company may withhold any taxes it deems appropriate and shall remit such taxes to the appropriate authorities.
     13. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given upon delivery when delivered personally, or upon confirmed transmittal, if by facsimile to the recipient, one (1) day after being sent to the recipient by reputable overnight courier service (charges prepaid) or five (5) days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications shall be sent to the parties at the addresses indicated below or to such other address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party.

If to the Company: Special Litigation Committee Patriot Risk Management, Inc.	With a copy to: (which shall not constitute notice to the Company)
Locke Lord Bissell & Liddell LLP
111 S. Wacker Drive
Chicago, Illinois 60606
Attn: J. Brett Pritchard
FAX No.: 312-443-0336

If to the Indemnitor:	With a copy to:
Steven M. Mariano	(which shall not constitute notice to the Indemnitor)
     14. Entire Agreement; Amendments. This Agreement contains the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes any prior understandings or agreements by or among the parties hereto, whether written or oral, which may have related to the subject matter hereof in any way. This Agreement may be amended, or any provision of this Agreement may be waived, so long as such amendment or waiver is set forth in a writing executed by each of the parties. No course of dealing between or among the parties hereto shall be deemed effective to modify, amend or discharge any part of this Agreement of any rights or obligations of any party hereto under or by reason of this Agreement.
     15. Assigns and Assignment. This Agreement and all actions taken hereunder shall inure to the benefit of and shall be binding upon all of the parties hereto and upon all of their respective successors and assigns Neither this Agreement nor any right or interest hereunder may be assigned in whole or in part by any party, without the prior consent of the other party.
     16. No Third Party Beneficiaries. Nothing herein expressed or implied is intended or shall be construed to confer upon or to give any Person other than the parties and their permitted assigns any rights or remedies under or by reason of this Agreement.
     17. Interpretation. The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning hereof.
     18. No Waiver. No failure or delay by a party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, and no single or partial exercise thereof shall preclude any right of further exercise or the exercise of any other right, power or privilege.

     19. Severability. In the event that any part of this Agreement is declared by any court or other judicial or administrative body to be null, void or unenforceable, said provision shall survive to the extent it is not so declared, and all of the other provisions of this Agreement shall remain in full force and effect only if, after excluding the portion deemed to be unenforceable, the remaining terms shall provide for the consummation of the transactions contemplated on economic or legal terms that would not in any manner be materially more adverse to either party hereto than the economic and legal substance of this Agreement as originally executed or last amended.
     20. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their collective mutual intent, and no rule of strict construction shall be applied against any of them. The term “including” as used herein shall be by way of example, and shall not be deemed to constitute a limitation of any term or provision contained herein. Each defined term used in this Agreement has a comparable meaning when used in its plural or singular form.
     21. Dispute Resolution; Mediation as Precondition to Suit. The parties agree to mediate any dispute or claim arising from this Agreement before filing any lawsuit. Mediation fees, if any, shall be divided equally among the parties involved. Mediation shall be initiated by written notification of the claimant to other parties involved. The parties involved shall jointly appoint a mediator within thirty (30) days of such notification, and shall participate in good faith in a mediation of at least four (4) hours in length. If the dispute is not resolved by mediation, the parties involved reserve all rights to raise their claims and defenses in litigation.
     22. Governing Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida. Each party irrevocably waives any objection on the grounds of venue, forum non-conveniens or any similar grounds and irrevocably consents to service of process by mail or in any other manner permitted by applicable law and consents to the jurisdiction of the courts located in the State of Florida, Broward County.
     23. Counterparts. This Agreement may be executed by the parties hereto individually or in any combination, in one or more counterparts (including by means of facsimiled signature pages, which shall be deemed to be the original signature of such party whose signature it reproduces, and will be binding upon such party), each of which shall be an original and all of which shall together constitute one and the same agreement.
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     IN WITNESS WHEREOF, the Indemnitor and the Company have, as applicable, signed this Agreement or caused this Agreement to be signed by their officers thereunto duly authorized, all as of the date first written above.

PATRIOT RISK MANAGEMENT, INC.

By:	/s/ Theodore G. Bryant
Name: Theodore G. Bryant
Title: SVP/Secretary

/s/ Steven M. Mariano Steven M. Mariano

EXHIBIT A
COVERED LITIGATION
GIC v. Elite Ins. Svcs. Inc., Progressive Employer Svcs., Semco, Inc.,
No. 08051734 CA (Cir. Ct. Broward Cty., FL)
GIC v. Progressive Employer Svcs., Sunz Ins. Co.,
No. 09008208 CA (Cir. Ct. Broward Cty., FL)
Westwind Holding Co. v. Patriot Risk Management Svcs., f/k/a Suncoast Holdings Inc.,
No. 09027001 CA (Cir. Ct. Broward Cty, FL)

EXHIBIT B
PLEDGED SHARES
500,000 shares of Common Stock represented by certificates                     .